                                                                    EXHIBIT C(3)

                                                  Attorney - Client Work Product
                                                  Privileged & Confidential

PRESENTATION TO THE SPECIAL COMMITTEE OF THE
BOARD OF DIRECTORS OF JCC HOLDING COMPANY


JUNE 2002


DRAFT

[LOGO]

HOULIHAN LOKEY HOWARD & ZUKIN
FINANCIAL ADVISORY SERVICES
685 Third Avenue, 15th Floor
New York, NY  10017-4024
Tel. (212) 497-4100 - Fax: (212) 661-3080 - http://www.hlhz.com
New York - Los Angeles - Chicago - San Francisco - Washington, D.C.
- Minneapolis - Dallas - Atlanta



                                     C-3-1

                                                                           DRAFT

TABLE OF CONTENTS

                                                        SECTION
                                                        -------
Executive Summary .........................................1

Valuation Analysis ........................................2


SUPPORTING EXHIBITS

Comparable Company Descriptions ...........................A

JCC Holding Co. Balance Sheet .............................B

JCC Holding Co. Fiscal 2002 Forecast ......................C

Disclosure Statement Projections ..........................D

Acquisition of Minority Interest Study ....................E

Float Analysis ............................................F

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                     C-3-2

                                                               EXECUTIVE SUMMARY

                                     C-3-3

                                                                           DRAFT

EXECUTIVE SUMMARY

SCOPE OF ENGAGEMENT

We understand that JCC Holding Company ("JCC" or the "Company") has been approached by Harrah's Entertainment, Inc. ("Harrah's") about a potential business combination pursuant to which Harrah's may acquire the remaining common stock of the Company which its does not already own (the "Transaction").

Houlihan Lokey has been retained by a special committee of the Board of Directors of the Company to (i) negotiate on its behalf the terms of a potential Transaction with Harrah's, and (ii) render an opinion as to whether the consideration to be received by the non-Harrah's shareholders of JCC is fair to them from a financial point of view.

BUSINESS DESCRIPTION

JCC owns a land-based casino in downtown New Orleans, which opened for business on October 28, 1999. The casino operates under the name Harrah's New Orleans Casino and is managed by Harrah's New Orleans Management Company (the "Management Company"), a wholly owned subsidiary of Harrah's.

The casino consists of 196,000 square feet on its first floor, 100,000 square feet of which is gaming space. The remaining space is used for a food service area with a 250-seat buffet and a 50-seat restaurant, casino support facilities, and multi-function, special event and meeting-room space. The casino has approximately 2,500 slot machines and 102 table games, including live poker, blackjack, craps, roulette and baccarat. Unlike its competitors, JCC does not have a hotel associated with the casino.

SITUATION OVERVIEW

In January 2001, JCC filed for Chapter 11 bankruptcy protection as a result of poor operating performance, high minimum state gaming taxes, mandatory city payments and state imposed operating restrictions. In the plan of reorganization, which was confirmed on March 29, 2001, Harrah's (a pre-petition senior secured lender and the majority equity holder) received 49% of the equity of the reorganized JCC. The remaining 51% was divided between the pre-petition bank lender (Deutsche Bank) and the holders of the pre-petition subordinated notes. Houlihan Lokey served as the financial advisor to the subordinated noteholders in the restructuring.

The equity value agreed upon in connection with the plan of reorganization was $10.00 per share. Since the confirmation date, financial results have been below the projections that were relied upon for that valuation. Actual net revenues and EBITDA for the 12-months ending March 31, 2002 were $261.2 million and $21.1 million, respectively, compared to projected net revenues and EBITDA of $283.1 million and $25.1 million, respectively.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-4
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                                                                           DRAFT

EXECUTIVE SUMMARY

Over the past few months, there has been litigation between Harrah's and JCC over the certificate of incorporation regarding the right of Harrah's to nominate directors, Harrah's promotional activities for the casino and board compensation issues.

On June 7, 2002, Harrah's purchased from Deutsche Bank $45.8 million in JCC debt and all of its shares (approximately 14% of the total outstanding) at a price of $10.54 per share, increasing Harrah's ownership in JCC to 63%. Harrah's is now seeking to acquire all of the outstanding shares that it does not already own.

TRANSACTION SUMMARY

In March 2002, Harrah's approached JCC to discuss a possible acquisition of the shares that it did not already own. Although a number of discussions were held, no specific offer was made. Following the acquisition of the Deutsche Bank shares, Harrah's made an informal offer to buy the remaining shares at a price of $[8.56] per share. Following these initial overtures, JCC retained Houlihan Lokey to hold discussions with Harrah's and its financial advisor, Bear Stearns. After several months of discussion, the two sides were not able to reach an agreement on price. An informal committee of the board considered the proposals and negotiated it. In the meantime, the costly litigation continued. Harrah's is now proposing to acquire the remaining shares of JCC that it does not currently own for a consideration of $[-] per share in cash.

SUMMARY OF DUE DILIGENCE PERFORMED

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. interviewed and met with certain members of the Company's management team including Paul Debban, Director and Chairman, Camille Fowler, CFO, and Preston Smart, Director and Vice President of Development;

2. reviewed the Company's unaudited financial statements for the year-to-date period ending May 31, 2002;

3. reviewed the Company's audited financial statements for the fiscal years ending December 31, 2001 and December 31, 2000;

4. reviewed the Company's most recent budget for fiscal 2002, which was prepared by JCC and the Management Company and updated in June 2002;

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-5
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                                                                           DRAFT

EXECUTIVE SUMMARY

5. reviewed the long-term projections prepared in connection with the plan of reorganization;

6.   reviewed historical monthly operating results for the casino;

7. reviewed the cash flow analysis of expanding the buffet, adding limo service, opening a restaurant and developing the second floor;

8. reviewed the trading values and financial condition of certain public companies we deem comparable JCC;

9. reviewed publicly available prices and multiples paid in acquisitions of companies that we deem comparable to the Company; and

10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

LIMITED CONDITIONS

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us, have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our analysis is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this presentation.

CONCLUSION

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the Company from a financial point of view. The Transaction value of $[ ] falls within the concluded enterprise value range of $[9.98] and $[12.56] and represents a premium of [-]% over the publicly traded stock price of $6.20 on the day prior to the announcement of the Deutsche Bank transaction.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-6

                                                              VALUATION ANALYSIS

                                     C-3-7
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

LIQUIDITY ANALYSIS

- Houlihan Lokey analyzed the liquidity of the Company's common stock (as shown in the table below) and concluded the following:

     -  trades less actively than the comparable companies;

     -  has a smaller float as a percentage of shares outstanding; and

     -  receives no analyst coverage.

                            EXHIBIT 1: FLOAT ANALYSIS

(IN THOUSANDS)
                               Average Daily   Public Float   Primary Shares       Public Float/   Avg. Daily Vol/  Avg. Daily Vol/
                                   Volume(1)    Estimate(2)   Outstanding(2)  Shares Outstanding      Public Float       Shares Out
                               -------------   ------------   --------------  ------------------   ---------------  ---------------
Ameristar Casinos Inc.                   206         10,610           26,092               40.7%             1.94%            0.79%

Argosy Gaming Co.                        403         25,250           28,846               87.5%             1.60%            1.40%

Aztar Corp.                              250         37,100           37,269               99.5%             0.67%            0.67%

Boyd Gaming Corp.                        414         32,960           64,005               51.5%             1.26%            0.65%

Hollywood Casino Corp.                   163         13,360           25,361               52.7%             1.22%            0.64%

Isle of Capris Casinos Inc.              310         26,490           31,469               84.2%             1.17%            0.99%

Monarch Casino & Resort Inc.              10          2,360            9,436               25.0%             0.44%            0.11%

Pinnacle Entertainment Inc.              141         19,790           25,905               76.4%             0.71%            0.54%

Riviera Holdings Corp.                     6          2,310            3,571               64.7%             0.26%            0.17%

HIGH                                     414         37,100           64,005               99.5%             1.94%            1.40%

LOW                                        6          2,310            3,571               25.0%             0.44%            0.11%

MEAN                                     212         18,914           27,995               63.0%             1.19%            0.75%

MEDIAN                                   206         19,790           26,092               52.7%             1.22%            0.67%

JCC HOLDING COMPANY                        3          2,190           12,386               17.7%             0.16%            0.03%

----------
(1)  BASED ON 90-DAY TRADING ACTIVITY AS OF 06/27/02.
(2)  SOURCE: BLOOMBERG.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-8
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

PRICE OF PUBLICLY TRADED SECURITIES

- The following chart shows the trading price and volume of the Company's common stock since the confirmation date of the Company's bankruptcy proceedsing.

[EXHIBIT 2: PRICE / VOLUME GRAPH(1)]

----------
(1)  SOURCE: FACTSET.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-9
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

COMPARISON OF STOCK PRICE PERFORMANCE

- The following chart shows the stock price performance of JCC relative to the S&P 500 and an index of gaming companies since the confirmation date of the plan of reorganization.

[EXHIBIT 3: STOCK PRICE COMPARISON GRAPH(1)]

----------
(1)  SOURCE: FACTSET.
(2)  GAMING INDEX INCLUDES COMPARABLE COMPANIES USED IN THE VALUATION OF JCC.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                               6
                                     C-3-10
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

VALUATION METHODOLOGY

- Because the Company's common stock is not actively traded and is relatively illiquid, we believe that the current trading price may not accurately represent its true value and thus we have performed an independent valuation.

- Houlihan Lokey typically utilizes three different approaches in developing valuation indications:

     -  the Market Multiple Approach;

     -  the Comparable Transaction Approach; and

     -  the Discounted Cash Flow ("DCF") Approach.

- In this instance, because recent long-term projections are not available, we did not utilize the DCF Approach, but instead relied on the Market Multiple and Comparable Transaction approaches to formulate a valuation. Although projections were developed as part of the bankruptcy process (see Supporting Exhibits), given the time that has passed since these projections were developed and the changes in circumstances (e.g., tax rate assumptions and city of New Orleans expenses) that have occurred since they were developed, the Company does not believe these forecasts reflect the current projected results.

- We primarily relied upon LTM and projected 2002 EBITDA and EBIT figures for determining enterprise value, but more heavily weighed projected 2002 because the recently improved performance of the casino is better than reflected in the proposed budget or in the LTM figures.

- The Management Company prepared a fiscal year 2002 budget, which includes actual results through May 31, 2002. A change in the state gaming tax was implemented on April 1, 2002. In order to calculate earnings levels that are representative of future operating performance, we increased the actual gaming taxes in the first quarter of 2002 to represent the new tax policy.

- During the first five months of the year, the Company has significantly outperformed the budget. Revenues and margins have improved as a result of an effective marketing campaign and a reduction in employees and other expenses. Due to the better than projected performance in the first five months, Houlihan Lokey has modified the Company's budget by increasing the projected gross gaming margin from approximately 55% to 60%, which is consistent with the first five months of the year.

- After determining the enterprise value, we added the value of the following non-operating assets:

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-11
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

     - Excess cash of $35.2 million, based on the balance as of May 31, 2002 less estimated cage cash of $18.0 million.

     - Cash of $3.9 million to be received by the Company upon the exercise of in-the-money stock options.

     - Cash to be received of $6.5 million upon the completion of the sale of the Fulton Street property.

- We also included the net present value of the projected cash flows from the following strategic initiatives as prepared by JCC and/or the Management
     Company:

     -  In-house limousine service

     -  1st floor buffet expansion

     -  Addition of a full-service restaurant on the 1st floor

- We also included the net after-tax present value of the excess of the tax basis of JCC's fixed assets over the book basis in these assets. In connection with the fresh start accounting adjustments following JCC's emergence from Chapter 11, JCC's fixed assets were reduced and approximately $213 million of cancellation of debt ("COD") income was created. As of December 31, 2001, the book value of JCC fixed assets was $133.5 million compared to the tax basis of $339.8 million. For tax purposes, JCC has elected to write down by the amount of the COD income its net operating losses and not the tax basis of its fixed assets. Therefore, the value of JCC fixed assets for tax purposes is significantly higher than the book value of its fixed assets and thus tax depreciation is significantly higher than book depreciation. The valuation analysis includes as a lump sum the net after-tax present value of this difference as this discrepancy is not considered to be included in the market or transaction multiples.

- We did not include the potential value of the second floor build out and the potential benefits of a hotel because the costs, benefits and timing of those projects are extremely uncertain.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-12
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

VALUATION CONSIDERATIONS

- In determining the range of values for the Company, we focused on the following positive and negative valuation considerations.

-    Positive Considerations

     - New Orleans location, which is a popular destination for tourists and conventioneers

     -  Only land-based casino in New Orleans

     -  Depreciation tax shield may be used by buyer to reduce taxes

-    Negative Considerations

     -  High operating costs in comparison to its peers

     - Short average length of play and low wins per customer - likely due to many other local attractions

     - Numerous city and state imposed operating restrictions such as limitations on its ability to reduce the workforce

     -  Single property casino company

     - High state gaming tax with large minimum payments and a requirement for a third-party guarantee for the minimum payment

     -  Required city payments

     -  Limited ability to replace casino manager

     -  No track record of being able to meet budget

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-13
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

VALUATION SUMMARY

                          EXHIBIT 4: VALUATION SUMMARY

(FIGURES IN THOUSANDS, EXCEPT PER SHARE VALUES)

ENTERPRISE VALUE INDICATION FROM OPERATIONS(1)                                          LOW                   HIGH
                                                                                        ---                   ----
        Market Multiple Methodology                                              $  200,000     --      $  230,000

        Comparable Transaction Methodology                                       $  180,000     --      $  220,000

RESULTS SUMMARY

        ENTERPRISE VALUE FROM OPERATIONS                                         $  190,000     --      $  225,000

        NONOPERATING ASSETS/LIABILITIES:

          Add: Cash In Excess of Cage Cash(2)                                    $   35,167     --      $   35,167
          Add: Cash to be Received upon the Exercise of Outstanding Options           3,924     --           3,924
          Add: Cash to be Received upon the Sale of Fulton Street Property(3)         6,500     --           6,500
          Add: NPV of Limo Service(4)                                                   936     --             936
          Add: NPV of Buffet Expansion(5)                                             2,841     --           2,841
          Add: NPV Full-Service Restaurant(5)                                           711     --             711
          Add: PV of Incremental Depreciation Tax Shield(6)                          24,027     --          24,027
                                                                                 ----------             ----------
          Total Nonoperating Assets/Liabilities                                  $   74,106     --      $   74,106


        CONCLUDED ENTERPRISE VALUE                                               $  264,106     --      $  299,106

          Less: Total Debt                                                       $  128,354     --      $  128,354

        CONCLUDED EQUITY VALUE                                                   $  135,752     --      $  170,752

        CONCLUDED PER SHARE VALUE RANGE(7)                                       $     9.98     --      $    12.56

----------
(1) TOTAL ENTERPRISE VALUE ("TEV") REPRESENTS MARKET VALUE OF COMMON EQUITY PLUS REDEMPTION VALUE OF PREFERRED EQUITY PLUS MINORITY INTEREST PLUS INTEREST BEARING DEBT LESS CASH. VALUE RANGES ARE ROUNDED.
(2) EXCESS CASH CALCULATED BASED ON THE MARCH 31, 2002 CASH BALANCE OF $53.2 MILLION AND MANAGEMENT'S ESTIMATE OF CAGE CASH OF $18.0 MILLION.
(3)  BASED ON AN ESTIMATE PROVIDED BY THE COMPANY'S MANAGEMENT.
(4) THE VALUATION OF THE LIMO SERVICE WAS PREPARED BY THE MANAGEMENT COMPANY AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY HOULIHAN LOKEY.
(5) THE VALUATION OF THE BUFFET EXPANSION AND FULL-SERVICE RESTAURANT WAS BASED ON PROJECTIONS PREPARED BY THE MANAGEMENT COMPANY.
(6) REPRESENTS THE PRESENT VALUE OF THE TAX SAVINGS CREATED BY THE DISCREPANCY BETWEEN TAX AND BOOK DEPRECIATION. CALCULATION OF DEPRECIATION ON BOTH TAX AND BOOK BASIS WAS PREPARED BY THE COMPANY AND DELOITTE & TOUCHE.
(7)  BASED ON 13,595,698 FULLY DILUTED SHARES OUTSTANDING.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-14
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

MARKET MULTIPLE APPROACH

                      EXHIBIT 5: MARKET MULTIPLE APPROACH

(FIGURES IN THOUSANDS)
                           REPRESENTATIVE            SELECTED                     INDICATED
                               LEVEL              MULTIPLE RANGE            ENTERPRISE VALUE RANGE
                           --------------         --------------            ----------------------
LTM
5/31/02

Adjusted EBITDA               $ 23,775            6.5 x -- 7.0 x             $ 154,538 -- $ 166,426

MANAGEMENT BUDGET
12/31/02

Adjusted EBITDA               $ 33,609            6.0 x -- 7.0 x             $ 201,656 -- $ 235,266


HLHZ PROJECTED
12/31/02

Adjusted EBITDA               $ 37,540            5.5 x -- 6.5 x             $ 206,472 -- $ 244,013


ENTERPRISE VALUE RANGE                                                       $ 200,000 -- $ 230,000

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-15
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

REPRESENTATIVE LEVELS

                        EXHIBIT 6: REPRESENTATIVE LEVELS

($ IN THOUSANDS)                                                  ACTUAL RESULTS
                                                   ---------------------------------------------     MANAGEMENT(2)         HLHZ(2)
                                                        FISCAL  YEAR ENDED                               BUDGET       PROJECTED
                                                   ----------------------------            LTM              FYE             FYE
                                                      12/31/00(1)      12/31/01(1)       5/31/02       12/31/02        12/31/02
                                                   -----------      -----------      -----------    -----------      ----------
REVENUES

  Gaming                                           $   245,473      $   242,950      $   257,418    $   269,506      $  269,506
  Food & Beverage                                       20,356           21,673           23,424         24,494          24,494
  Other                                                  9,821           10,805           11,172         11,291          11,291
                                                   -----------      -----------      -----------    -----------      ----------
GROSS REVENUES                                     $   275,650      $   275,428      $   292,014    $   305,291      $  305,291

  Less: Promotional Allowance                           33,536           21,332           27,417         36,021          36,021
                                                   -----------      -----------      -----------    -----------      ----------
NET REVENUES                                       $   242,114      $   254,097      $   264,597    $   269,270      $  269,270

GROSS OPERATING INCOME                                                               $   102,846    $   111,708      $  117,972

  Less: Total Undistributed Expenses                                                      71,313         70,843          70,843
                                                                                     -----------    -----------      ----------
OPERATING INCOME                                                                     $    31,533    $    40,865      $   47,129

  Less: Management / Consultant Fees                                                 $    11,014    $    13,637      $   15,970
  Less: JCC Corporate Costs                                                                8,824          7,634           7,634
                                                                                     -----------    -----------      ----------

EBIT                                                                                 $    11,695    $    19,594      $   23,525

  Add: Depreciation & Amortization                                                        12,512         13,174          13,174
                                                                                     -----------    -----------      ----------

EBITDA                                                                               $    24,207    $    32,768      $   36,699

Adjustments:
  Add: Non-Recurring Legal Fees(3)                                                   $     1,900    $     1,900      $    1,900
  Add: Amortization of Stock Option Compensation                                             245            245             245
  Less: State Gaming Tax Adjustment(4)                                                    (2,577)        (1,303)         (1,303)
                                                                                     -----------    -----------      ----------

ADJUSTED EBITDA                                                                      $    23,775    $    33,609      $   37,540

----------
(1) EXPENSES PRIOR TO THE BANKRUPTCY ARE NOT MEANINGFUL AND THUS HAVE NOT BEEN SHOWN AS THE MANAGEMENT AGREEMENT AND TAX REGIME WERE SUBSTANTIALLY AMENDED.
(2)  INCLUDES ACTUAL RESULTS THROUGH MAY 31, 2002.
(3) NON-RECURRING LEGAL FEES WERE INCURRED IN CONNECTION WITH THE HARRAH'S LITIGATION. THE AMOUNT OF THE FEES HAS BEEN ADJUSTED TO TAKE INTO ACCOUNT THE MANAGEMENT FEE.
(4) ADJUSTMENTS INCLUDE THE ADDITIONAL GAMING TAXES THAT WOULD HAVE BEEN INCURRED HAD THE NEW GAMING TAXES BEEN IMPLEMENTED AT THE BEGINNING OF THE PERIOD.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

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                                     C-3-16
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                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

MARKET MULTIPLE ANALYSIS

                     EXHIBIT 7: MARKET MULTIPLE ANALYSIS(1)

                                                       EV / EBITDA
                                         -------------------------------------
                                         2001       LTM        2002       2003
                                         ----       ---        ----       ----
Ameristar Casinos Inc.(2)                8.7x       8.2x       7.2x       6.4x
Argosy Gaming Co.(3)                     7.5x       6.8x       6.2x       6.3x
Aztar Corp.(4)                           7.1x       7.0x       6.8x         NA
Boyd Gaming Corp.(4)                     9.2x       8.5x       7.5x       6.8x
Hollywood Casino Corp.(4)                8.7x       7.2x       5.7x       5.1x
Isle Of Capris Casinos Inc.(5)           7.1x       6.8x       6.9x       6.2x
Monarch Casino & Resort Inc.(4)          8.7x       8.2x       7.6x       6.8x
Pinnacle Entertainment Inc.(6)           9.2x       9.1x       8.2x       6.9x
Riviera Holdings Corp.(7)                5.9x       6.1x       6.4x       5.1x

Low                                      5.9x       6.1x       5.7x       5.1x
High                                     9.2x       9.1x       8.2x       6.9x

Median                                   8.7x       7.2x       6.9x       6.3x
Mean                                     8.0x       7.6x       6.9x       6.2x

                                                        EV / EBIT
                                         -------------------------------------
                                         2001       LTM        2002       2003
                                         ----       ---        ----       ----
Ameristar Casinos Inc.(2)               11.8x      11.0x       9.7x       8.8x
Argosy Gaming Co.(3)                     9.4x       8.4x       7.4x       7.6x
Aztar Corp.(4)                           9.9x       9.7x         NA         NA
Boyd Gaming Corp.(4)                    16.5x      14.3x      11.5x      10.1x
Hollywood Casino Corp.(4)               26.0x      18.2x       8.6x       7.0x
Isle Of Capris Casinos Inc.(5)          10.2x       9.9x      10.0x       9.4x
Monarch Casino & Resort Inc.(4)         15.0x      13.8x      11.9x      10.5x
Pinnacle Entertainment Inc.(6)          35.1x      32.9x      21.2x      15.1x
Riviera Holdings Corp.(7)               11.8x      13.2x      14.5x       9.3x

Low                                      9.4x       8.4x       7.4x       7.0x
High                                    35.1x      32.9x      21.2x      15.1x

Median                                  11.8x      13.2x      10.8x       9.3x
Mean                                    16.2x      14.6x      11.9x       9.7x

----------
(1)  ENTERPRISE VALUE CONCLUDED USING THE CLOSING STOCK PRICE ON JUNE 27, 2002.
(2) PROJECTED FINANCIAL FIGURES ARE BASED ON A DRESDNER KLEINWORT WASSERSTEIN REPORT DATED MAY 22, 2002.
(3) PROJECTED FINANCIAL FIGURES ARE BASED ON THE AVERAGE OF SEVERAL ANALYST REPORTS.
(4) PROJECTED FINANCIAL FIGURES ARE BASED ON THE AVERAGE OF SEVERAL ANALYST REPORTS.
(5) PROJECTED FINANCIAL FIGURES ARE BASED ON A DRESDNER KLEINWORT WASSERSTEIN REPORT DATED MAY 2, 2002. V
(6)  PROJECTED FINANCIAL FIGURES ARE BASED ON A CIBC REPORT DATED MAY 3, 2002.
(7) PROJECTED FINANCIAL FIGURES ARE BASED ON THE HOULIHAN LOKEY HOWARD & ZUKIN BUILD-UP METHOD.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                              13
                                     C-3-17

                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

RISK RANKINGS

                            EXHIBIT 8: RISK RANKINGS

                  SIZE
        (Net Revenue, thousands)
------------------------------------------
Boyd Gaming Corp.              $ 1,124,700
Isle Of Capris Casinos Inc.    $ 1,061,409
Argosy Gaming Co.              $   852,740
Aztar Corp.                    $   847,113
Ameristar Casinos Inc.         $   644,815
Pinnacle Entertainment Inc.    $   521,889
Hollywood Casino Corp.         $   464,950
JCC HOLDING COMPANY            $   259,327
Riviera Holdings Corp.         $   196,330
Monarch Casino & Resort Inc.   $   106,569

                SIZE
     (Enterprise Value, thousands)
---------------------------------------
Ameristar Casinos Inc.      $ 1,311,724
Argosy Gaming Co.           $ 1,721,650
Aztar Corp.                 $ 1,308,801
Boyd Gaming Corp.           $ 2,011,291
Hollywood Casino Corp.      $   643,822
Isle Of Capris Casinos Inc. $ 1,601,351
Monarch Casino & Resort Inc.$   206,787
Pinnacle Entertainment Inc. $   606,769
Riviera Holdings Corp.      $   199,067

                 SIZE
       (Gaming Space in sq ft)(1)
--------------------------------------
BSyd Gaming Corp.              512,400
Isle Of Capris Casinos Inc.    413,262
Aztar Corp.                    309,360
Ameristar Casinos Inc.         291,000
Pinnacle Entertainment Inc.    283,700
Hollywood Casino Corp.         198,000
Argosy Gaming Co.              177,300
Riviera Holdings Corp.         110,000
JCC HOLDING COMPANY            100,000
Monarch Casino & Resort Inc.    51,000

            SIZE
     (Number of Hotels)(1)
----------------------------------
Isle Of Capris Casinos Inc.     12
Boyd Gaming Corp.                8
Ameristar Casinos Inc.           5
Pinnacle Entertainment Inc.      5
Aztar Corp.                      4
Argosy Gaming Co.                2
Hollywood Casino Corp.           1
Monarch Casino & Resort Inc.     1
Riviera Holdings Corp.           1
JCC HOLDING COMPANY              0

            SIZE
     (Number of Casinos)(1)
---------------------------------
Isle Of Capris Casinos Inc.    15
Boyd Gaming Corp.              12
Pinnacle Entertainment Inc.     8
Ameristar Casinos Inc.          6
Argosy Gaming Co.               5
Aztar Corp.                     5
Hollywood Casino Corp.          3
Riviera Holdings Corp.          2
JCC HOLDING COMPANY             1
Monarch Casino & Resort Inc.    1

           PROFITABILITY
        (EBITDA to Revenue)
--------------------------------------
Argosy Gaming Co.                30.0%
Ameristar Casinos Inc.           25.5%
Monarch Casino & Resort Inc.     24.1%
Aztar Corp.                      22.1%
Isle Of Capris Casinos Inc.      22.0%
Boyd Gaming Corp.                21.3%
Hollywood Casino Corp.           20.6%
Riviera Holdings Corp.           16.7%
Pinnacle Entertainment Inc.      12.9%
JCC HOLDING COMPANY               7.2%

            PROFITABILITY
          (EBIT to Revenue)
--------------------------------------
Argosy Gaming Co.                24.2%
Ameristar Casinos Inc.           19.2%
Aztar Corp.                      15.9%
Isle Of Capris Casinos Inc.      15.1%
Monarch Casino & Resort Inc.     14.4%
Boyd Gaming Corp.                12.7%
Hollywood Casino Corp.            8.2%
Riviera Holdings Corp.            7.7%
JCC HOLDING COMPANY               2.4%
Pinnacle Entertainment Inc.        NA

           PROFITABILITY
   (Total Contribution Margin)(2)
-------------------------------------
Aztar Corp.                     51.6%
Monarch Casino & Resort Inc.    50.4%
Argosy Gaming Co.               48.2%
Isle Of Capris Casinos Inc.     47.3%
Ameristar Casinos Inc.          45.9%
Boyd Gaming Corp.               42.9%
Riviera Holdings Corp.          37.7%
JCC HOLDING COMPANY             36.0%
Hollywood Casino Corp.          28.7%
Pinnacle Entertainment Inc.       NA

             PROFITABILITY
    (Gaming Contribution Margin)(3)
----------------------------------------
Monarch Casino & Resort Inc.        59.9%
Isle Of Capris Casinos Inc.         59.2%
Aztar Corp.                         57.7%
Argosy Gaming Co.                   56.9%
Ameristar Casinos Inc.              54.4%
Boyd Gaming Corp.                   52.6%
Riviera Holdings Corp.              44.9%
Hollywood Casino Corp.              34.6%
JCC HOLDING COMPANY                 33.7%
Pinnacle Entertainment Inc.           NA

          INDUSTRY METRICS
      % of Revenue from Gaming
-----------------------------------
Argosy Gaming Co.              88.6%
JCC HOLDING COMPANY            88.4%
Hollywood Casino Corp.         84.7%
Isle Of Capris Casinos Inc.    81.7%
Aztar Corp.                    79.8%
Ameristar Casinos Inc.         76.9%
Boyd Gaming Corp.              74.6%
Monarch Casino & Resort Inc.   54.4%
Riviera Holdings Corp.         52.0%
Pinnacle Entertainment Inc.      NA

----------
(1)  BASED ON FISCAL YEAR ENDED 2001 DATA.
(2)  CALCULATED BY DIVIDING DIRECT MARGIN BY NET REVENUE.
(3)  CALCULATED BY DIVIDING GAMING PROFIT BY GAMING REVENUE.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                              14
                                     C-3-18

                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

RISK RANKINGS (CONTINUED)

                      EXHIBIT 8 (CONTINUED): RISK RANKINGS

              LIQUIDITY
           (Current Ratio)
------------------------------------
Pinnacle Entertainment Inc.      2.9
JCC HOLDING COMPANY              2.5
Hollywood Casino Corp.           2.2
Riviera Holdings Corp.           1.7
Aztar Corp.                      1.1
Boyd Gaming Corp.                0.8
Monarch Casino & Resort Inc.     0.7
Ameristar Casinos Inc.           0.7
Argosy Gaming Co.                0.7
Isle Of Capris Casinos Inc.      0.6

             LEVERAGE
           (Debt to EV)
------------------------------------
Ameristar Casinos Inc.          49.7%
Argosy Gaming Co.               55.5%
Aztar Corp.                     43.6%
Boyd Gaming Corp.               56.4%
Hollywood Casino Corp.          81.9%
Isle Of Capris Casinos Inc.     65.2%
Monarch Casino & Resort Inc.    33.1%
Pinnacle Entertainment Inc.     81.1%
Riviera Holdings Corp.         109.7%

            INDUSTRY METRIC
(Promotional Costs / Gaming Revenue)
------------------------------------
Hollywood Casino Corp.         23.3%
Monarch Casino & Resort Inc.   22.9%
Isle Of Capris Casinos Inc.    20.2%
Riviera Holdings Corp.         15.2%
Argosy Gaming Co.              13.3%
Boyd Gaming Corp.              13.2%
JCC HOLDING COMPANY            10.7%
Ameristar Casinos Inc.          6.6%
Aztar Corp.                      NA
Pinnacle Entertainment Inc.      NA

          HISTORICAL GROWTH
           (1-Year Revenue)
--------------------------------------
Ameristar Casinos Inc.           87.6%
Isle Of Capris Casinos Inc.      52.0%
Hollywood Casino Corp.           47.1%
Argosy Gaming Co.                19.8%
Monarch Casino & Resort Inc.      7.8%
JCC HOLDING COMPANY               6.0%
Riviera Holdings Corp.            0.2%
Aztar Corp.                       0.2%
Boyd Gaming Corp.                -2.6%
Pinnacle Entertainment Inc.      -6.1%

          HISTORICAL GROWTH
           (1-Year EBITDA)
---------------------------------------
Ameristar Casinos Inc.           148.7%
Isle Of Capris Casinos Inc.       40.8%
Monarch Casino & Resort Inc.      23.1%
Argosy Gaming Co.                 18.5%
Aztar Corp.                        8.2%
Hollywood Casino Corp.             2.9%
Riviera Holdings Corp.            -4.8%
Boyd Gaming Corp.                -18.7%
Pinnacle Entertainment Inc.      -44.2%
JCC HOLDING COMPANY                 NA

          HISTORICAL GROWTH
           (2-Year Revenue)
--------------------------------------
Isle Of Capris Casinos Inc.      46.7%
Ameristar Casinos Inc.           46.2%
Hollywood Casino Corp.           28.6%
Monarch Casino & Resort Inc.     15.1%
Argosy Gaming Co.                14.5%
Riviera Holdings Corp.           13.3%
Boyd Gaming Corp.                 6.6%
JCC HOLDING COMPANY               5.5%
Aztar Corp.                       3.0%
Pinnacle Entertainment Inc.     -12.2%

           HISTORICAL GROWTH
            (2-Year EBITDA)
-------------------------------------
Ameristar Casinos Inc.          76.0%
Monarch Casino & Resort Inc.    44.3%
Isle Of Capris Casinos Inc.     43.3%
Argosy Gaming Co.               20.5%
Riviera Holdings Corp.          15.4%
Aztar Corp.                     12.7%
Hollywood Casino Corp.           9.8%
Boyd Gaming Corp.                2.6%
Pinnacle Entertainment Inc.    -34.8%
JCC HOLDING COMPANY              NMF

           PROJECTED GROWTH
           (1-Year Revenue)
-------------------------------------
Argosy Gaming Co.               26.1%
Hollywood Casino Corp.          14.9%
Boyd Gaming Corp.               14.8%
Ameristar Casinos Inc.          13.7%
Isle Of Capris Casinos Inc.      9.5%
Monarch Casino & Resort Inc.     7.6%
Pinnacle Entertainment Inc.      3.6%
Aztar Corp.                      0.2%
JCC HOLDING COMPANY               NA
Riviera Holdings Corp.            NA

         PROJECTED GROWTH
          (1-Year EBITDA)
--------------------------------------
Hollywood Casino Corp.           53.5%
Boyd Gaming Corp.                22.1%
Argosy Gaming Co.                21.2%
Ameristar Casinos Inc.           20.6%
Monarch Casino & Resort Inc.     14.3%
Pinnacle Entertainment Inc.      11.3%
Aztar Corp.                       3.8%
Isle Of Capris Casinos Inc.       3.1%
Riviera Holdings Corp.           -8.6%
JCC HOLDING COMPANY                NA

        PROJECTED GROWTH
          (5-Year EPS)
--------------------------------------
Argosy Gaming Co.                93.6%
Aztar Corp.                      71.9%
Pinnacle Entertainment Inc.      38.0%
Isle Of Capris Casinos Inc.      34.3%
Boyd Gaming Corp.                 1.7%
Hollywood Casino Corp.           -1.0%
Ameristar Casinos Inc.          -35.6%
JCC HOLDING COMPANY                NA
Monarch Casino & Resort Inc.       NA
Riviera Holdings Corp.             NA

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                              15
                                     C-3-19

                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

COMPARABLE TRANSACTION ANALYSIS

                   EXHIBIT 9: COMPARABLE TRANSACTION ANALYSIS

(FIGURES IN THOUSANDS)
                            REPRESENTATIVE             SELECTED                     INDICATED
                                 LEVEL              MULTIPLE RANGE           ENTERPRISE VALUE RANGE
                            --------------        ------------------        ------------------------
LTM
5/31/02

Adjusted EBITDA               $  23,775             6.0 x -- 7.0 x          $  142,651 -- $  166,426

MANAGEMENT BUDGET
12/31/02

Adjusted EBITDA               $  33,609             5.5 x -- 6.5 x          $  184,852 -- $  218,461

HLHZ PROJECTED
12/31/02

Adjusted EBITDA               $  37,540             5.0 x -- 6.0 x          $  187,702 -- $  225,243

ENTERPRISE VALUE RANGE                                                      $  180,000 -- $  220,000

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                              16
                                     C-3-20

                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

SELECTED TRANSACTIONS

                      EXHIBIT 10: SELECTED TRANSACTIONS(1)

(FIGURES IN MILLIONS)
                                               TARGET                                     LTM ENTERPRISE VALUE MULTIPLES
                                               INDUSTRY                                   ------------------------------ EBITDA
ANNOUNCED  EFFECTIVE  TARGET                   SEGMENT      ACQUIROR                   EV  REVENUE   EBITDA    EBIT      MARGIN
---------  ---------  ------                   --------     --------            ---------  -------   ------   ------     ------
4/17/01    2/22/02    Black Hawk Gaming &      Gaming       Gameco, Inc.        $   102.4    1.03x     4.9x     7.4x       21.2%
                       Development Company,
                       Inc.

04/24/00   07/31/01   Harveys Casino Resorts   Gaming and   Harrah's            $   625.0    1.36x     6.0x     9.8x       22.9%
                                                Lodging      Entertainment

12/05/00   12/06/01   Fitzgeralds Gaming(2)    Gaming and   Majestic Star       $   149.0    0.89x     5.4x       NA       16.5%
                                                Lodging

10/17/00   02/01/01   St. Charles and Kansas   Gaming and   Ameristar           $   475.0       NA     4.8x       NA         NA
                       City Casinos             Lodging      Casinos Inc

10/17/00   01/29/01   The Reserve Hotel &      Gaming and   Station Casinos     $    70.0    1.17x      NMF      NMF        7.7%
                       Casino                   Lodging      Inc

07/19/00   10/10/00   President Casino         Gaming and   Isle of Capri       $    58.2    0.77x     4.8x       NA       15.9%
                       (Davenport Operations)   Lodging

06/12/00   10/02/00   Santa Fe Gaming Corp.    Gaming and   Station Casinos         205.0    2.43x     8.6x    12.9x       28.1%
                                                Lodging

03/08/00   04/17/00   Pinnacle Entertainment   Gaming and   Harveys Casino        1,010.6    1.43x     6.6x     9.9x       21.8%
                                                Lodging      Resorts

02/22/00   05/31/00   Mirage Resorts Inc       Gaming and   MGM Grand Inc         6,470.8    2.69x    11.1x    17.1x       24.3%
                                                Lodging

10/06/99   03/02/00   Lady Luck                Gaming and   Isle of Capri           218.4    1.49x     5.6x     7.1x       26.8%
                                                Lodging

08/16/99   03/22/00   Players International    Gaming and   Harrah's                396.9    1.19x     4.9x     6.5x       24.1%
                       Inc                      Lodging      Entertainment Inc

11/06/98   03/01/99   Primadonna Resorts Inc   Gaming and   MGM Grand Inc           468.4    1.70x     5.1x     8.0x       33.1%
                                                Lodging

09/02/98   12/01/99   Empress Entertainment    Gaming and   Horseshoe Gaming        750.2    1.83x     6.8x     8.4x       27.0%
                                                Lodging

08/10/98   01/04/99   Rio Hotel & Casino       Gaming and   Harrah's                864.1    2.04x     8.5x    11.9x       24.1%
                                                Lodging      Entertainment

02/19/98   10/15/98   Casino Magic Corp        Gaming and   Hollywood Park          311.5    1.19x     7.0x    12.7x       17.1%
                                                Lodging      Inc

01/30/98   02/02/99   Harveys Casino Resorts   Gaming and   Colony Capital          371.6    1.20x     5.5x     7.9x       22.0%
                                                Lodging

12/18/97   06/01/98   Showboat                 Gaming and   Harrah's                951.4    1.56x    11.2x    23.8x       14.0%
                                                Lodging      Entertainment

07/21/97   08/24/98   Colorado Gaming &        Gaming       Ladbroke Group           84.2    1.56x     6.1x    12.0x       25.5%
                       Entertainment                         PLC (Hilton
                                                             Group)
-------------------------------------------------------------------------------------------------------------------------------
Low                                                                             $    58.2    0.77x     4.8x     6.5x        7.7%
High                                                                            $ 6,470.8    2.69x    11.2x    23.8x       33.1%

Median                                                                          $   384.2    1.43x     6.0x     9.8x       22.9%
Mean                                                                            $   754.6    1.50x     6.6x    11.1x       21.9%
-------------------------------------------------------------------------------------------------------------------------------

----------
(1) TRANSACTION STUDY BASED ON TRANSACTIONS WITH ANNOUNCEMENT DATES BETWEEN 01/01/97 AND 03/07/02 FOR WHICH PURCHASE PRICE MULTIPLES WERE AVAILABLE WERE CONSIDERED. TARGET COMPANIES WERE REQUIRED TO HAVE SIC CODES OF 7011, 7041, 7948, 7991, 7992, 7993, 7996 OR 7999. SOURCES INCLUDED SECURITIES
     DATA COMPANY, MERGERSTAT, AND PUBLIC FILINGS.
(2)  FITZGERALDS SOLD ITS BLACKHAWK, LAS VEGAS AND TUNICA CASINOS TO MAJESTIC
     STAR.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                              17
                                     C-3-21

                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

NPV CALCULATION OF BUFFET EXPANSION

                 EXHIBIT 11: NPV CALCULATION OF BUFFET EXPANSION

                                                                                                                   TERMINAL
($ IN THOUSANDS)                        YEAR 0       YEAR 1      YEAR 2        YEAR 3      YEAR 4       YEAR 5       VALUE
                                      --------------------------------------------------------------------------------------
INVESTMENT                            $  (3,165)

Gross F&B Operating Income                         $     168    $     172    $     175    $     179    $     182
Incremental Gaming Revenue                             1,521        1,552        1,583        1,615        1,647
Incremental Gaming Taxes                                   0            0         (340)        (347)        (354)
Construction Disruption                                 (125)           0            0            0            0
Depreciation                                            (445)        (445)        (445)        (445)        (445)
                                                   -------------------------------------------------------------------------
OPERATING INCOME                                   $   1,120    $   1,279    $     973    $   1,001    $   1,030

Less Taxes @ 40%                                        (448)        (512)        (389)        (401)        (412)
                                                   -------------------------------------------------------------------------
After Tax Operating Income                         $     672    $     767    $     584    $     601    $     618

ADD BACK DEPRECIATION                                    445          445          445          445          445
                                      --------------------------------------------------------------------------------------
AFTER TAX CASH FLOW                   $  (3,165)   $   1,117    $   1,212    $   1,028    $   1,045    $   1,063   $   4,851

  DISCOUNT PERIOD                          0.00         0.92         1.92         2.92         3.92         4.92        5.42
  DISCOUNT FACTOR                          1.00         0.88         0.76         0.66         0.58         0.50        0.47
                                      --------------------------------------------------------------------------------------
DISCOUNTED CASH FLOWS                 $  (3,165)   $     982    $     927    $     684    $     604    $     534   $   2,274
                                      ======================================================================================

SENSITIVITY ANALYSIS:

                                                                   PERPETUITY GROWTH RATE
                                   ----------------------------------------------------------------------
                                   DISCOUNT RATE      1.0%        1.5%        2.0%        2.5%        3.0%
                                   ----------------------------------------------------------------------
                                         10.0%      5,170       5,435       5,733       6,071       6,458
                                         12.5%      3,655       3,801       3,960       4,135       4,328
                                         15.0%      2,658       2,746       2,841       2,944       3,055
                                         17.5%      1,945       2,003       2,064       2,129       2,199
                                         20.0%      1,406       1,445       1,487       1,531       1,577
                                   ----------------------------------------------------------------------

NET PRESENT VALUE OF CASH FLOWS      $ 2,003    --     $ 4,135

                                NPV ASSUMPTIONS
---------------------------------------------------------------------------
Discount Rate                                                            15%
Tax Rate                                                                 40%

                            TERMINAL VALUE ASSUMPTIONS
---------------------------------------------------------------------------
Year 5 Cash Flows                                                   $ 1,063
Less: Maintenance CapEx                                                (445)
                                                                    -------
 Terminal Cash Flows                                                $   618

Perpetuity Growth Rate                                                  2.0%

----------
(1) BASED ON MANAGEMENT ESTIMATES AND A COMPLETION DATE OF AUGUST 31, 2002.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                              18
                                     C-3-22

                                                                           DRAFT

VALUATION OF JCC HOLDING COMPANY

NPV CALCULATION OF FULL-SERVICE RESTAURANT

             EXHIBIT 12: NPV CALCULATION OF FULL-SERVICE RESTAURANT

                                                                                                                         TERMINAL
($ IN THOUSANDS)                                  YEAR 0      YEAR 1      YEAR 2      YEAR 3      YEAR 4      YEAR 5      VALUE
                                                 --------------------------------------------------------------------------------
INVESTMENT                                       $ (1,679)

Gross Operating Income                                       $ (1,567)   $ (1,599)   $ (1,630)   $ (1,663)   $ (1,696)
Incremental Gaming Revenue                                      1,567       1,598       1,630       1,663       1,696
Incremental Gaming Taxes                                            0           0        (351)       (358)       (365)
Impact of reducing external food comps                             65          66          68          69          70
Impact of closing the Manor Room                                  350         357         364         371         379
Synergies associated with the Buffet operation                    450         459         468         478         487
Pre-Opening Expense                                              (119)          0           0           0           0
Depreciation                                                     (236)       (236)       (236)       (236)       (236)
                                                             --------------------------------------------------------------------
OPERATING INCOME                                             $    510    $    646    $    313    $    324    $    336

Less Taxes @ 40%                                                 (204)       (259)       (125)       (130)       (134)
                                                             --------------------------------------------------------------------
After Tax Operating Income                                   $    306    $    388    $    188    $    195    $    201

ADD BACK DEPRECIATION                                             236         236         236         236         236
                                                 --------------------------------------------------------------------------------
AFTER TAX CASH FLOW                              $ (1,679)   $    542    $    624    $    424    $    430    $    437   $   1,580

   DISCOUNT PERIOD                                   0.00        1.08        2.08        3.08        4.08        5.08        5.58
   DISCOUNT FACTOR                                   1.00        0.86        0.75        0.65        0.57        0.49        0.46
                                                 --------------------------------------------------------------------------------
DISCOUNTED CASH FLOWS                            $ (1,679)   $    466    $    466    $    275    $    243    $    215   $     724
                                                 ================================================================================

SENSITIVITY ANALYSIS:

                                                                           PERPETUITY GROWTH RATE
                                                 --------------------------------------------------------------------
                                                 DISCOUNT RATE    1.0%        1.5%        2.0%        2.5%        3.0%
                                                 --------------------------------------------------------------------
                                                     10.0%      1,526       1,611       1,706       1,815       1,939
                                                     12.5%      1,004       1,050       1,101       1,157       1,219
                                                     15.0%        652         681         711         743         779
                                                     17.5%        396         414         434         454         477
                                                     20.0%        199         211         224         238         253
                                                 --------------------------------------------------------------------

                      NPV ASSUMPTIONS
---------------------------------------------------------
Discount Rate                                          15%
Tax Rate                                               40%

                 TERMINAL VALUE ASSUMPTIONS
---------------------------------------------------------
Year 5 Cash Flows                             $       437
Less: Maintenance CapEx                              (236)
                                              -----------
  Terminal Cash Flows                         $       201

Perpetuity Growth Rate                                2.0%

----------
(1)  BASED ON MANAGEMENT ESTIMATES AND A COMPLETION DATE OF OCTOBER 31, 2002.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                              19
                                     C-3-23

VALUATION OF JCC HOLDING COMPANY

ANALYSIS OF DEPRECIATION TAX SHIELD

               EXHIBIT 13: ANALYSIS OF DEPRECIATION TAX SHIELD(1)

          Tax Dep. on Existing Assets
          ---------------------------
             W/O Basis     W/ Basis                               Discount     Discount    PV of Tax
 Year        Reduction    Reduction     Variance    Tax Effect     Period       Factor      Savings
------      -----------   ----------   ----------   ----------   ----------   ----------   ----------
2002         $   25,528   $    9,524   $   16,004   $    6,002         0.50         0.93   $    5,596
2003             22,234        8,295       13,939        5,227         1.50         0.81        4,239
2004             20,619        7,692       12,927        4,847         2.50         0.71        3,418
2005             17,067        6,367       10,700        4,012         3.50         0.61        2,460
2006             15,683        5,851        9,832        3,687         4.50         0.53        1,966
2007              9,646        3,599        6,047        2,268         5.50         0.46        1,051
2008              7,386        2,756        4,631        1,737         6.50         0.40          700
2009              7,386        2,756        4,631        1,737         7.50         0.35          609
2010              7,386        2,756        4,631        1,737         8.50         0.30          529
2011              7,386        2,756        4,631        1,737         9.50         0.27          460
2012              7,386        2,756        4,631        1,737        10.50         0.23          400
2013              7,386        2,756        4,631        1,737        11.50         0.20          348
2014              7,386        2,756        4,631        1,737        12.50         0.17          303
2015              7,386        2,756        4,631        1,737        13.50         0.15          263
2016              7,386        2,756        4,631        1,737        14.50         0.13          229
2017              7,386        2,756        4,631        1,737        15.50         0.11          199
2018              7,386        2,756        4,631        1,737        16.50         0.10          173
2019              7,386        2,756        4,631        1,737        17.50         0.09          150
2020              7,386        2,756        4,631        1,737        18.50         0.08          131
2021              7,386        2,756        4,631        1,737        19.50         0.07          114
2022              7,386        2,756        4,631        1,737        20.50         0.06           99
2023              7,386        2,756        4,631        1,737        21.50         0.05           86
2024              7,386        2,756        4,631        1,737        22.50         0.04           75
2025              7,386        2,756        4,631        1,737        23.50         0.04           65
2026              7,386        2,756        4,631        1,737        24.50         0.03           57
2027              7,386        2,756        4,631        1,737        25.50         0.03           49
2028              7,386        2,756        4,631        1,737        26.50         0.02           43
2029              7,386        2,756        4,631        1,737        27.50         0.02           37
2030              7,386        2,756        4,631        1,737        28.50         0.02           32
2031              7,386        2,756        4,631        1,737        29.50         0.02           28
2032              7,386        2,756        4,631        1,737        30.50         0.01           24
2033              7,386        2,756        4,631        1,737        31.50         0.01           21
2034              7,386        2,756        4,631        1,737        32.50         0.01           18
2035              7,386        2,756        4,631        1,737        33.50         0.01           16
2036              7,386        2,756        4,631        1,737        34.50         0.01           14
2037              7,386        2,756        4,631        1,737        35.50         0.01           12
2038              7,386        2,756        4,631        1,737        36.50         0.01           11

KEY ASSUMPTIONS:
Harrah's Cost of Equity                    15.0%
Harrah's Tax Rate                          37.5%

SENSITIVITY ANALYSIS:

                                                 HARRAH'S TAX RATE
         -----------------------------------------------------------------------------------
         COST OF EQUITY          32.5%          35.0%         37.5%      40.0%          42.5%
         ------------------------------------------------------------------------------------
                  13.0%        22,651         24,393        26,136     27,878         29,620
                  14.0%        21,686         23,355        25,023     26,691         28,359
                  15.0%        20,823         22,425        24,027     25,629         27,231
                  16.0%        20,046         21,588        23,130     24,672         26,214
                  17.0%        19,342         20,830        22,318     23,806         25,294

PRESENT VALUE OF TAX SAVINGS  $   21,588    --    $  26,691

----------
(1)  BASED ON A DELOITTE & TOUCHE ANALYSIS DATED MAY 2002.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                              20
                                     C-3-24

                                                             SUPPORTING EXHIBITS


                                     C-3-25

                                                 COMPARABLE COMPANY DESCRIPTIONS


                                     C-3-26

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

AMERISTAR CASINOS, INC.

Ameristar Casinos, Inc. ("Ameristar") is a multi-jurisdictional gaming company that owns and operates casinos and related hotel, food and beverage, entertainment and other facilities, with five properties in operation in Nevada, Mississippi and Iowa. Ameristar's properties include the Jackpot Properties (Cactus Petes Resort Casino and The Horseshoe Hotel & Casino), located in Jackpot, Nevada; Ameristar Vicksburg, located in Vicksburg, Mississippi; Ameristar Council Bluffs, located in Council Bluffs, Iowa; and the Reserve Hotel Casino, located in Henderson, Nevada.

Ameristar's business strategy is to include quality dining, lodging, entertainment and other non-gaming amenities at affordable prices to complement and enhance its gaming operations. Ameristar's properties emphasize slot machine play, revenues from which have historically exceeded 65% of total gaming revenue. All of Ameristar's properties include table games such as blackjack, craps and roulette. Some also offer poker, keno and sports book wagering.

[DAILY STOCK PRICE AND VOLUME GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-1
                                     C-3-27

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

ARGOSY GAMING COMPANY

Argosy Gaming Co. ("Argosy") is a multi-jurisdictional owner and operator of riverboat casinos and related entertainment facilities in the midwestern and southern U.S. Argosy, through its subsidiaries, owns and operates riverboat casinos in Alton, IL, Riverside, MO, Baton Rouge, LA, Lawrenceburg, IN and Sioux City, IA.

The Alton Belle Casino in Alton is located on the Mississippi River 20 miles northeast of downtown St. Louis. and consists of 22,800 gaming square feet, 700 slot machines and 32 table games for a total of about 920 gaming positions. The facility also includes a 37,000 square foot, three-level floating entertainment pavilion which features a sports/entertainment lounge, buffet and restaurant facilities, conference facilities and the market's only off-track betting parlor.

[DAILY STOCK PRICE AND VOLUME GRAPH]


                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-2
                                     C-3-28

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

AZTAR CORP.

Aztar Corp. ("Aztar") is a major player in the gaming industry, that operates resorts in the top two gaming markets in the country. Following a casino reconstruction and the addition of a hotel tower addition in 1996, Aztar's Tropicana Casino and Resort in Atlantic City, New Jersey is that city's leading casino resort, and one of the largest hotel in New Jersey. Aztar's strategy is to develop theme-based facilities that reflect the demographics of each particular location, and offer a full entertainment experience. Although Aztar's resorts are designed to attract all players, its focus is on the middle and high end of the market. Tropicana Casino and Resort (Trop N.J.), located in Atlantic City, is one of the largest hotel in New Jersey. Trop N.J. situated on 10 acres, has 1,624 rooms, a casino, a theatre, convention facility, and restaurants. Other amenities include indoor and outdoor swimming pools, tennis courts, a health and fitness club and a jogging track. Tropicana Resort and Casino (Trop Nev.), located in Las Vegas, features a tropical island theme and has 1,875 guest rooms and suites, a casino, convention and exhibit space, one of the world's largest indoor/outdoor swimming pools and a 5-acre water park and tropical garden. Both interior and exterior areas feature exhibits of live tropical birds, animals and fish.

[DAILY STOCK PRICE AND VOLUME GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-3
                                     C-3-29

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

BOYD GAMING CORP.

Boyd Gaming Corp. ("Boyd") is a multi-jurisdictional gaming company which owns or operates 11 casino entertainment facilities. Seven facilities are located in Las Vegas, Nevada; and the remaining are owned or managed in new gaming jurisdictions, all of which have opened since 1994. In the past three fiscal years, Boyd derived about 64% of its gross revenues from its casino operations and 17% were from food and beverages. Some key elements to Boyd's success has been its commitment to providing a high-quality casino entertainment experience to its primarily middle-income customers, clean and modern facilities, friendly service, an emphasis on slot machine wagering, and active casino promotions.

[DAILY STOCK PRICE AND VOLUME GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-4
                                     C-3-30

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

HOLLYWOOD CASINO CORP.

Hollywood Casino Corp. ("Hollywood") is one of the nation's largest collectors of authentic movie memorabilia, displaying props and costumes from blockbuster motion pictures throughout its casino properties. Through its subsidiaries, Hollywood owns and operates a riverboat gaming facility located in Aurora, Illinois and a casino and hotel complex in Tunica County, Mississippi. Both facilities feature Hollywood's unique theme, which incorporates the excitement and glamour of the motion picture industry by using designs inspired by famous movies, displays of motion picture memorabilia and movie themed gaming, entertainment and dining areas.

The riverboat gaming entertainment complex in Aurora, Ill. (about 40 miles west of downtown Chicago) consists of two multilevel riverboat casinos (the Aurora Casino) containing an aggregate of about 32,100 square feet of gaming space with about 975 slot machines and about 55 table games. The Aurora Casino also includes a 64,000 square foot land-based Pavilion through which patrons board the facility's two riverboat casinos via enclosed passenger loading ramps.

[DAILY STOCK PRICE AND VOLUME GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-5
                                     C-3-31

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

ISLE OF CAPRI CASINOS, INC.

Isle of Capri Casinos, Inc., ("Isle") with its unique "Isle of Capri" brand, is one of the nation's most innovative and fastest growing gaming developers. Isle currently operates five Isle casinos in Mississippi and Louisiana. In addition, Isle is Louisiana's largest casino operator. Isle also owns Pompano Harness Track in Pompano Beach, Florida, a property that represents a valuable investment in Florida's entertainment and gaming future.

All of Isle's casino properties are based on a tropical island theme and operate under the Isle name. Isle owns and operates a dockside casino and hotel in Biloxi, Mississippi, a dockside casino and recreational vehicle park in Vicksburg, Mississippi, a dockside riverboat casino and hotel in Bossier City, Louisiana, and two riverboat casinos operating from a single facility, together with a hotel, on a site about one mile from Lake Charles, Louisiana.

[DAILY STOCK PRICE AND VOLUME GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-6
                                     C-3-32

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

MONARCH CASINO & RESORT INC.

Monarch Casino & Resort, Inc. ("Monarch"), through its wholly owned subsidiary, Golden Road Motor Inn, Inc., owns and operates the tropically themed Atlantis Casino Resort, a hotel/casino facility in Reno, Nevada (the Atlantis). The Atlantis is located approximately three miles south of downtown Reno in the generally more affluent southwest area of Reno. The Atlantis features approximately 51,000 square feet of casino space interspersed with waterfalls and water features, giant artificial palm trees, thatched-roof huts and other tropical features; a hotel and a motor lodge with a total guest room count of 980 available rooms; nine food outlets; a nightclub; an enclosed pool with waterfall features in addition to an outdoor pool; health club; two retail outlets featuring traditional "gift shop" merchandise as well as clothing and other merchandise; an 8,000-square-foot family entertainment center; and approximately 25,000 square feet of banquet, convention and meeting room space.

[DAILY STOCK PRICE AND VOLUME GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-7
                                     C-3-33

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

PINNACLE ENTERTAINMENT, INC.

Pinnacle Entertainment, Inc. ("Pinnacle") is a diversified gaming, sports and entertainment company engaged in the ownership and operation of casinos and pari-mutuel racing facilities, and the development of other gaming and sports related opportunities. Pinnacle owns and operates land-based, dockside and riverboat gaming operations in Switzerland County, Indiana, Verdi, Nevada, Biloxi, Mississippi, Bossier City, Louisiana, and Harvey, Louisiana, respectively. Pinnacle also owns two card club casinos in California, both located in the Los Angeles metropolitan area; the Pinnacle-Casino and the Crystal Park Hotel and Casino.

[DAILY STOCK PRICE AND VOLUME GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-8
                                     C-3-34

                                                                           DRAFT

COMPARABLE COMPANY DESCRIPTIONS

RIVIERA HOLDINGS CORP.

Riviera Holdings Corp. ("Riviera"), through its wholly owned subsidiary, Riviera Operating Corp., owns and operates the Riviera Hotel & Casino located on Las Vegas Boulevard in Las Vegas, Nevada. Opened in 1955, the Riviera Las Vegas has developed a long-standing reputation for delivering high quality, traditional Las Vegas-style gaming, entertainment, and other amenities. Riviera through its wholly owned subsidiary, Riviera Black Hawk, Inc., owns and operates the Riviera Black Hawk Casino, a limited-stakes casino in Black Hawk, Colorado, which opened on February 4, 2000.

[DAILY STOCK PRICE AND VOLUME GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             A-9
                                     C-3-35

                                                   JCC HOLDING CO. BALANCE SHEET


                                     C-3-36

                                                                           DRAFT

JCC HOLDING CO. BALANCE SHEET

                                                                                                DECEMBER 31,
                                                                        MAY 31, 2002               2001
                                                                    --------------------    --------------------
                          ASSETS
Current Assets:
   Cash and cash equivalents (includes restricted
     cash of $4,455 and $3,253, respectively)                       $             53,167    $             41,702
   Accounts receivable, net of allowance for doubtful
     accounts of $4,855 and $4,022, respectively                                   2,393                   3,414
   Inventories                                                                       578                     639
   Prepaids and other assets                                                       4,917                   2,162
   Property available for sale                                                     6,500                       -
                                                                    --------------------    --------------------
        Total current assets                                                      67,555                  47,917
                                                                    --------------------    --------------------
Property and Equipment:
   Buildings on leased land                                                      129,027                 129,027
   Furniture, fixtures and equipment                                              29,191                  28,406
   Property held for development                                                   1,519                  10,708
   Leasehold improvements                                                            284                     284
   Construction in progress                                                        1,406                     309
                                                                    --------------------    --------------------
        Total                                                                    161,427                 168,734
   Less - accumulated depreciation                                               (39,452)                (35,253)
                                                                    --------------------    --------------------
        Net property and equipment                                               121,975                 133,481
                                                                    --------------------    --------------------
Other Assets:
   Deferred operating contract cost, net of accumulated
     amortization of $4,803 and $4,351, respectively                              24,003                  24,454
   Lease prepayment, net of accumulated
     amortization of $1,195 and $1,082, respectively                               5,933                   6,046
   Deferred charges and other, net of accumulated
     amortization of $2,643 and $2,320, respectively                              10,894                  11,225
                                                                    --------------------    --------------------
        Total other assets                                                        40,830                  41,725
                                                                    --------------------    --------------------
        Total Assets                                                $            230,360    $            223,123
                                                                    --------------------    --------------------

                                                                                               DECEMBER 31,
                                                                        MAY 31, 2002               2001
                                                                    --------------------    --------------------
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable - trade                                         $              1,626    $              2,196
   Accrued interest                                                                1,022                       -
   Accrued expenses                                                               13,977                  17,231
   Due to affiliates                                                               7,329                   4,591
   Preconfirmation contingencies                                                     619                     900
   Other                                                                           2,965                   2,036
                                                                    --------------------    --------------------
        Total current liabilities                                                 27,538                  26,954
                                                                    --------------------    --------------------
Long-term debt, net of discount (including debt to
     affiliates of $44,563 and $43,824, respectively)                            107,458                 105,676
Due to affiliates                                                                  2,050                   2,050
Other long-term liabilities                                                          404                     428

Commitments and Contingencies

Stockholders' Equity:
   Common Stock:
     Common Stock (40,000 shares authorized; 12,386 shares
        issued and outstanding; par value $.01 per share)                            124                     124
   Additional paid-in capital                                                    413,395                 413,150
   Accumulated deficit                                                          (320,609)               (325,259)
                                                                    --------------------    --------------------
        Total stockholders' equity                                                92,910                  88,015
                                                                    --------------------    --------------------
        Total Liabilities and Stockholders' Equity                  $            230,360    $            223,123
                                                                    ====================    ====================

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             B-1
                                     C-3-37

                      JCC HOLDING CO. FISCAL 2002 FORECAST


                                     C-3-38

                                                                           DRAFT

JCC HOLDING CO. FISCAL 2002 FORECAST

MANAGEMENT COMPANY BUDGET

($ IN THOUSANDS)                                                          ACTUAL
                                           ----------------------------------------------------------------------
                                             JAN-02         FEB-02         MAR-02         APR-02         MAY-02
                                           ----------     ----------     ----------     ----------     ----------
KEY ASSUMPTIONS:

Gross Gaming Revenues                      $   22,145     $   23,886     $   24,222     $   22,273     $   23,138
Gaming Margin - Pre Tax                          59.8%          60.0%          60.4%          61.5%          60.0%

REVENUES:
   Gaming                                  $   22,145     $   23,886     $   24,222     $   22,273     $   23,138
   Food                                           893          1,057          1,004            950          1,074
   Beverage                                     1,017          1,171          1,037          1,005          1,117
   Other                                          880          1,002          1,156            956          1,041
                                           ----------     ----------     ----------     ----------     ----------
GROSS REVENUE                              $   24,935     $   27,116     $   27,419     $   25,184     $   26,370

   Less: Promotional Allowance                 (2,609)        (2,977)        (3,238)        (2,909)        (3,171)
                                           ----------     ----------     ----------     ----------     ----------
NET REVENUE                                $   22,326     $   24,139     $   24,181     $   22,275     $   23,199

GROSS OPERATING INCOME:
   Gaming - Pre Tax                        $   13,235     $   14,334     $   14,642     $   13,709     $   13,883
   Less: Taxes                                 (4,712)        (5,117)        (5,198)        (4,939)        (5,096)
                                           ----------     ----------     ----------     ----------     ----------
   Gaming                                  $    8,523     $    9,217     $    9,444     $    8,770     $    8,787
   Food                                            46            216             59            116            117
   Beverage                                       461            736            611            573            680
   Other                                          385            497            648            509            615
                                           ----------     ----------     ----------     ----------     ----------
GROSS OPERATING INCOME                     $    9,415     $   10,666     $   10,762     $    9,968     $   10,199

TOTAL UNDISTRIBUTED EXP.                   $    5,688     $    5,874     $    4,912     $    5,961     $    5,890

OPERATING INCOME                           $    3,727     $    4,792     $    5,850     $    4,007     $    4,309

   Add: Depreciation and Amortization             995          1,004          1,043          1,034          1,031
   Less: JCC Corporate Costs                     (443)          (489)        (1,075)        (1,101)        (1,772)
                                           ----------     ----------     ----------     ----------     ----------
EBITDAM                                    $    4,279     $    5,307     $    5,818     $    3,940     $    3,568
   Less: Management / Consultant Fees          (1,298)        (1,768)        (1,680)        (1,206)        (1,091)
                                           ----------     ----------     ----------     ----------     ----------
EBITDA                                     $    2,981     $    3,539     $    4,138     $    2,734     $    2,477

($ IN THOUSANDS)                                                                BUDGET
                                          --------------------------------------------------------------------------------------
                                           JUN-02       JUL-02      AUG-02       SEP-02       OCT-02       NOV-02       DEC-02
                                          ---------    ---------   ---------    ---------    ---------    ---------    ---------
KEY ASSUMPTIONS:

Gross Gaming Revenues                     $  21,312    $  23,457   $  23,222    $  21,068    $  21,864    $  21,049    $  21,870
Gaming Margin - Pre Tax                        54.8%        57.4%       57.1%        53.2%        55.7%        56.0%        57.0%

REVENUES:
   Gaming                                 $  21,312    $  23,457   $  23,222    $  21,068    $  21,864    $  21,049    $  21,870
   Food                                         943        1,068       1,046          921          955          901          960
   Beverage                                   1,048        1,099       1,092        1,052        1,054          993        1,037
   Other                                        883          920         916          882          898          862          895
                                          ---------    ---------   ---------    ---------    ---------    ---------    ---------
GROSS REVENUE                             $  24,186    $  26,544   $  26,276    $  23,923    $  24,771    $  23,805    $  24,762

   Less: Promotional Allowance               (2,996)      (3,184)     (3,185)      (3,078)      (2,969)      (2,842)      (2,863)
                                          ---------    ---------   ---------    ---------    ---------    ---------    ---------
NET REVENUE                               $  21,190    $  23,360   $  23,091    $  20,845    $  21,802    $  20,963    $  21,899

GROSS OPERATING INCOME:
   Gaming - Pre Tax                       $  11,686    $  13,459   $  13,259    $  11,208    $  12,173    $  11,788    $  12,468
   Less: Taxes                               (4,582)      (5,043)     (4,993)      (4,530)      (4,701)      (4,526)      (4,702)
                                          ---------    ---------   ---------    ---------    ---------    ---------    ---------
   Gaming                                 $   7,104    $   8,416   $   8,266    $   6,678    $   7,472    $   7,262    $   7,766
   Food                                          91          145         130           71           77           85          102
   Beverage                                     575          602         591          549          556          527          554
   Other                                        440          463         457          433          438          414          433
                                          ---------    ---------   ---------    ---------    ---------    ---------    ---------
GROSS OPERATING INCOME                    $   8,210    $   9,626   $   9,444    $   7,731    $   8,543    $   8,288    $   8,855

TOTAL UNDISTRIBUTED EXP.                  $   5,956    $   6,247   $   6,217    $   6,171    $   6,206    $   5,806    $   5,915

OPERATING INCOME                          $   2,254    $   3,379   $   3,227    $   1,560    $   2,337    $   2,482    $   2,940

   Add: Depreciation and Amortization         1,124        1,160       1,168        1,180        1,199        1,118        1,118
   Less: JCC Corporate Costs                   (338)        (518)       (407)        (310)        (490)        (384)        (307)
                                          ---------    ---------   ---------    ---------    ---------    ---------    ---------
EBITDAM                                   $   3,040    $   4,021   $   3,988    $   2,430    $   3,046    $   3,216    $   3,751

   Less: Management/Consultant Fees            (832)      (1,216)     (1,192)        (633)        (820)        (869)      (1,032)
                                          ---------    ---------   ---------    ---------    ---------    ---------    ---------
EBITDA                                    $   2,208    $   2,805   $   2,796    $   1,797    $   2,226    $   2,347    $   2,719

($ IN THOUSANDS)                                    FYE
                                                   2002
                                                ---------
KEY ASSUMPTIONS:

Gross Gaming Revenues                           $ 269,506
Gaming Margin - Pre Tax

REVENUES:
   Gaming                                       $ 269,506
   Food                                            11,772
   Beverage                                        12,722
   Other                                           11,291
                                                ---------
GROSS REVENUE                                   $ 305,291

   Less: Promotional Allowance                    (36,021)
                                                ---------
NET REVENUE                                     $ 269,270

GROSS OPERATING INCOME:
   Gaming - Pre Tax                             $ 155,844
   Less: Taxes                                    (58,138)
                                                ---------
   Gaming                                       $  97,706
   Food                                             1,255
   Beverage                                         7,015
   Other                                            5,732
                                                ---------
GROSS OPERATING INCOME                          $ 111,708

TOTAL UNDISTRIBUTED EXP.                        $  70,843

OPERATING INCOME                                $  40,865

   Add: Depreciation and Amortization              13,174
   Less: JCC Corporate Costs                       (7,634)
                                                ---------
EBITDAM                                         $  46,405
   Less: Management / Consultant Fees             (13,637)
                                                ---------
EBITDA                                          $  32,768

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             C-1
                                     C-3-39

JCC HOLDING CO. FISCAL 2002 FORECAST

HOULIHAN LOKEY MODIFIED BUDGET

($ IN THOUSANDS)                                                      ACTUAL
                                        -----------------------------------------------------------------
                                          JAN-02         FEB-02        MAR-02        APR-02        MAY-02
                                        ---------     ---------     ---------     ---------     ---------
KEY ASSUMPTIONS:

Gross Gaming Revenues                   $  22,145     $  23,886     $  24,222     $  22,273     $  23,138
Gaming Margin - Pre Tax                      59.8%         60.0%         60.4%         61.5%         60.0%

REVENUES:

   Gaming                               $  22,145     $  23,886     $  24,222     $  22,273     $  23,138
   Food                                       893         1,057         1,004           950         1,074
   Beverage                                 1,017         1,171         1,037         1,005         1,117
   Other                                      880         1,002         1,156           956         1,041
                                        ---------     ---------     ---------     ---------     ---------
GROSS REVENUE                           $  24,935     $  27,116     $  27,419     $  25,184     $  26,370

   Less: Promotional Allowance             (2,609)       (2,977)       (3,238)       (2,909)       (3,171)
                                        ---------     ---------     ---------     ---------     ---------
NET REVENUE                             $  22,326     $  24,139     $  24,181     $  22,275     $  23,199

GROSS OPERATING INCOME:

   Gaming - Pre Tax                     $  13,235     $  14,334     $  14,642     $  13,709     $  13,883
   Less: Taxes                             (4,712)       (5,117)       (5,198)       (4,939)       (5,096)
                                        ---------     ---------     ---------     ---------     ---------
   Gaming                               $   8,523     $   9,217     $   9,444     $   8,770     $   8,787
   Food                                        46           216            59           116           117
   Beverage                                   461           736           611           573           680
   Other                                      385           497           648           509           615
                                        ---------     ---------     ---------     ---------     ---------
GROSS OPERATING INCOME                  $   9,415     $  10,666     $  10,762     $   9,968     $  10,199

TOTAL UNDISTRIBUTED EXP.                $   5,688     $   5,874     $   4,912     $   5,961     $   5,890

OPERATING INCOME                        $   3,727     $   4,792     $   5,850     $   4,007     $   4,309

   Add: Depreciation and Amortization         995         1,004         1,043         1,034         1,031
   Less: JCC Corporate Costs                 (443)         (489)       (1,075)       (1,101)       (1,772)
                                        ---------     ---------     ---------     ---------     ---------
EBITDAM                                 $   4,279     $   5,307     $   5,818     $   3,940     $   3,568

   Less: Management / Consultant Fees      (1,298)       (1,768)       (1,680)       (1,206)       (1,091)
                                        ---------     ---------     ---------     ---------     ---------

EBITDA                                  $   2,981     $   3,539     $   4,138     $   2,734     $   2,477

($ IN THOUSANDS)                                                                   BUDGET
                                        -------------------------------------------------------------------------------------------
                                          JUN-02       JUL-02        AUG-02        SEP-02        OCT-02        NOV-02      DEC-02
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
KEY ASSUMPTIONS:

Gross Gaming Revenues                   $  21,312     $  23,457     $  23,222     $  21,068     $  21,864     $  21,049   $  21,870
Gaming Margin - Pre Tax                      60.0%         60.0%         60.0%         60.0%         60.0%         60.0%       60.0%

REVENUES:

   Gaming                               $  21,312     $  23,457     $  23,222     $  21,068     $  21,864     $  21,049   $  21,870
   Food                                       943         1,068         1,046           921           955           901         960
   Beverage                                 1,048         1,099         1,092         1,052         1,054           993       1,037
   Other                                      883           920           916           882           898           862         895
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
GROSS REVENUE                           $  24,186     $  26,544     $  26,276     $  23,923     $  24,771     $  23,805   $  24,762

   Less: Promotional Allowance             (2,996)       (3,184)       (3,185)       (3,078)       (2,969)       (2,842)     (2,863)
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
NET REVENUE                             $  21,190     $  23,360     $  23,091     $  20,845     $  21,802     $  20,963   $  21,899

GROSS OPERATING INCOME:

   Gaming - Pre Tax                     $  12,787     $  14,074     $  13,933     $  12,641     $  13,118     $  12,629   $  13,122
   Less: Taxes                             (4,582)       (5,043)       (4,993)       (4,530)       (4,701)       (4,526)     (4,702)
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
   Gaming                               $   8,205     $   9,031     $   8,940     $   8,111     $   8,418     $   8,104   $   8,420
   Food                                        91           145           130            71            77            85         102
   Beverage                                   575           602           591           549           556           527         554
   Other                                      440           463           457           433           438           414         433
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
GROSS OPERATING INCOME                  $   9,311     $  10,241     $  10,118     $   9,164     $   9,489     $   9,130   $   9,509

TOTAL UNDISTRIBUTED EXP.                $   5,956     $   6,247     $   6,217     $   6,171     $   6,206     $   5,806   $   5,915

OPERATING INCOME                        $   3,355     $   3,994     $   3,901     $   2,993     $   3,283     $   3,324   $   3,594

   Add: Depreciation and Amortization       1,124         1,160         1,168         1,180         1,199         1,118       1,118
   Less: JCC Corporate Costs                 (338)         (518)         (407)         (310)         (490)         (384)       (307)
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
EBITDAM                                 $   4,141     $   4,636     $   4,662     $   3,863     $   3,992     $   4,058   $   4,405

   Less: Management / Consultant Fees      (1,242)       (1,391)       (1,399)       (1,159)       (1,197)       (1,217)     (1,321)
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
EBITDA                                  $   2,899     $   3,245     $   3,264     $   2,704     $   2,794     $   2,841   $   3,083

 ($ IN THOUSANDS)                         FYE
                                          2002
                                        ---------
KEY ASSUMPTIONS:

Gross Gaming Revenues                   $ 269,506
Gaming Margin - Pre Tax

REVENUES:

   Gaming                               $ 269,506
   Food                                    11,772
   Beverage                                12,722
   Other                                   11,291
                                        ---------
GROSS REVENUE                           $ 305,291

   Less: Promotional Allowance            (36,021)
                                        ---------
NET REVENUE                             $ 269,270

GROSS OPERATING INCOME:

   Gaming - Pre Tax                     $ 162,108
   Less: Taxes                            (58,138)
                                        ---------
   Gaming                               $ 103,970
   Food                                     1,255
   Beverage                                 7,015
   Other                                    5,732
                                        ---------
GROSS OPERATING INCOME                  $ 117,972

TOTAL UNDISTRIBUTED EXP                 $  70,843

OPERATING INCOME                        $  47,129

   Add: Depreciation and Amortization      13,174
   Less: JCC Corporate Costs               (7,634)
                                        ---------
EBITDAM                                 $  52,669

   Less: Management / Consultant Fees     (15,970)
                                        ---------
EBITDA                                  $  36,699

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             C-2
                                     C-3-40

                                                DISCLOSURE STATEMENT PROJECTIONS


                                     C-3-41

                                                                           DRAFT

DISCLOSURE STATEMENT PROJECTIONS


DISCLOSURE STATEMENT FORECAST DATED JANUARY 2001

      ($ IN MILLIONS)
                                                     TWELVE MONTHS ENDED MARCH 31,
                                                --------------------------------------
                                                   2002          2003          2004
                                                ----------    ----------    ----------
     Revenues
        Casino                                  $    268.0    $    282.2    $    293.4
        Food and Beverage                             20.3          30.8          31.7
        Parking, Retail and Other                     10.7          11.0          11.3
        Less: Promotional Allowance                  (15.9)        (16.4)        (17.1)
                                                ----------    ----------    ----------
        Net Revenues                            $    283.1    $    307.6    $    319.3
     Operating Expenses
        Casino                                  $    160.4    $    174.6    $    177.2
        Food and Beverage                             16.1          24.8          25.3
        Parking, Retail and Other                      4.9           4.5           4.7
        Undistributed Expenses                        46.8          48.3          49.7
        Management Fees                               10.8          11.4          13.7
        Ground Lease Rentals                          14.9          14.5          14.0
        Guarantee Fee                                  4.1           3.0           3.0
        Depreciation and Amortization                 13.0          13.7          14.6
                                                ----------    ----------    ----------
        Total Operating Expenses                $    271.0    $    294.8    $    302.2
                                                ----------    ----------    ----------
     Operating Income                           $     12.1    $     12.8    $     17.1
        Interest Expense, net                         12.8          12.2          11.5
                                                ----------    ----------    ----------
     Income (Loss) befor Income Taxes           $     (0.7)   $      0.6    $      5.6
        Provision for Income Taxes                     0.0           0.0          (2.3)
                                                ----------    ----------    ----------
     Net Income (Loss)                          $     (0.7)   $      0.6    $      7.9
                                                ----------    ----------    ----------

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             D-1
                                     C-3-42

                                          ACQUISITION OF MINORITY INTEREST STUDY


                                     C-3-43

ACQUISITION OF MINORITY INTEREST STUDY

     [TO BE INSERTED]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                     C-3-44

                                                                  FLOAT ANALYSIS

                                     C-3-45

                                                                           DRAFT

FLOAT ANALYSIS


FLOAT ANALYSIS

                            EXHIBIT 1: FLOAT ANALYSIS

(IN THOUSANDS)
                              Average Daily   Public Float  Primary Shares       Public Float/   Avg. Daily Vol/   Avg. Daily Vol/
                                  Volume(1)    Estimate(2)  Outstanding(2)  Shares Outstanding      Public Float        Shares Out
                              -------------   ------------  --------------  ------------------   ---------------   ---------------
Ameristar Casinos Inc.                  206         10,610          26,092                40.7%             1.94%             0.79%
Argosy Gaming Co.                       403         25,250          28,846                87.5%             1.60%             1.40%
Aztar Corp.                             250         37,100          37,269                99.5%             0.67%             0.67%
Boyd Gaming Corp.                       414         32,960          64,005                51.5%             1.26%             0.65%
Hollywood Casino Corp.                  163         13,360          25,361                52.7%             1.22%             0.64%
Isle of Capris Casinos Inc.             310         26,490          31,469                84.2%             1.17%             0.99%
Monarch Casino & Resort Inc.             10          2,360           9,436                25.0%             0.44%             0.11%
Pinnacle Entertainment Inc.             141         19,790          25,905                76.4%             0.71%             0.54%
Riviera Holdings Corp.                    6          2,310           3,571                64.7%             0.26%             0.17%
HIGH                                    414         37,100          64,005                99.5%             1.94%             1.40%
LOW                                       6          2,310           3,571                25.0%             0.44%             0.11%
MEAN                                    212         18,914          27,995                63.0%             1.19%             0.75%
MEDIAN                                  206         19,790          26,092                52.7%             1.22%             0.67%
JCC HOLDING COMPANY                       3          2,190          12,386                17.7%             0.16%             0.03%

----------
(1)  BASED ON 90-DAY TRADING ACTIVITY AS OF 06/27/02.
(2)  SOURCE: BLOOMBERG.

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             F-1
                                     C-3-46

                                                                           DRAFT

FLOAT ANALYSIS

PUBLIC FLOAT/SHARES OUTSTANDING

[EXHIBIT 2: PUBLIC FLOAT/SHARES OUTSTANDING GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             F-2
                                     C-3-47

                                                                           DRAFT

FLOAT ANALYSIS

90 DAY AVERAGE DAILY VOLUME/PUBLIC FLOAT

[EXHIBIT 3: 90 DAY AVERAGE DAILY VOLUME/PUBLIC FLOAT GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             F-3
                                     C-3-48

                                                                           DRAFT

FLOAT ANALYSIS

90 DAY AVERAGE DAILY VOLUME/SHARES OUTSTANDING

[EXHIBIT 4: 90 DAY AVERAGE DAILY VOLUME/SHARES OUTSTANDING GRAPH]

                                                   HOULIHAN LOKEY HOWARD & ZUKIN

                                                                             F-4
                                     C-3-49